Exhibit 5.1
January 28, 2011
McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Ladies and Gentlemen:
     I am Assistant General Counsel and Assistant Secretary of McMoRan Exploration Co., a Delaware corporation (the “Company”), and I am rendering the opinion set forth below in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the resale by certain selling securityholders of (i) up to 200,000 shares of the Company’s 5.75% Convertible Perpetual Preferred Stock, Series 1 (the “Convertible Perpetual Preferred Stock”) issued pursuant to a Certificate of Designations dated as of December 30, 2010 (the “Certificate of Designations”), (ii) up to $200,000,000 aggregate principal amount of the Company’s 4% Convertible Senior Notes due 2017 (the “Notes” and together with the Convertible Perpetual Preferred Stock, the “Securities”) issued pursuant to an Indenture dated as of December 30, 2010 (the “Indenture”) between the Company and U.S. Bank National Association, a national banking association, as Trustee, and (iii) the shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Securities (the “Underlying Shares”).
     I, or members of my staff, have reviewed such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies. I also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of parties other than the Company, the due authorization, execution and delivery of the Indenture and all other documents by the parties thereto other than the Company.
          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that:
1.	All necessary corporate action on the part of the Company was taken to authorize the issuance and sale of the Convertible Perpetual Preferred Stock, including the proper filing of the Certificate of Designations with the Secretary of State of the State of Delaware, and when the shares of Convertible Perpetual Preferred Stock were issued and delivered to the selling securityholders in accordance with the terms of the Certificate of Designations, such shares of Convertible Perpetual Preferred Stock were, validly issued, fully paid and non-assessable.

2.	The Notes are the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that I express no opinion as to the (w) enforceability of any waiver of rights under any usury or stay law, (x) validity, legally binding effect or enforceability provision in the Indenture or any related provision of the Notes that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and, (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest and (z) validity, legally binding effect or enforceability of any provision of the Indenture or any related provision of the Notes that requires the payment of additional interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty.

3.	The Underlying Shares have been duly authorized and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable.
        I am a member of the bar of the State of Louisiana. I express no opinion other than as to the laws of the State of Louisiana, the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “Laws”). I assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.
        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Douglas N. Currault II
Douglas N. Currault II
Assistant General Counsel and Assistant Secretary

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